Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES NO TRUST DISTRIBUTION FOR OCTOBER 2008 AND CORRECTIONS TO PRIOR PRESS RELEASES

The Bank of New York Mellon Trust Company, N.A. — Trustee	NEWS RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (October 7, 2008) — LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today (i) results relating to the production month of July 2008, and (ii) corrections to certain monthly data reported in previously issued press releases.
Production Month July 2008.
There will be no Trust income distribution for the month of October 2008 for Unit holders of record on October 7, 2008. The October 2008 distribution month relates to production for the month of July 2008. There was no Royalty income for the production month of July 2008, while Trust related expenses for the month of July 2008 totaled $18,380. Trust expenditures in excess of Royalty income received reduce the Trust’s reserve for Trust expenses. Trust related expenses for the month do not include certain normal professional fees for which, at the request of the Trustee, the Trust has not yet been billed. The Trust anticipates that it will be billed for and will pay such fees prior to any further distributions to unit holders.
There was no Royalty income for the month of July from the Jay Field, South Pass 89 or Offshore Louisiana properties due to excess production costs. Excess production costs incurred through July 2008 to be recouped from future proceeds at the Jay Field, South Pass and Offshore Louisiana properties totaled $13,143,818, $86,611 and $11,045,006 respectively.
Gross Proceeds (prior to deductions for Production Costs) for the month of July 2008 by property were as follows: $4,377,169 for Jay Field, $504,898 for South Pass 89, and $0 for Offshore Louisiana.
Production Costs for the month of July 2008 by property were as follows: $3,892,494 for Jay Field, $100,883 for South Pass 89 and $57,737 for Offshore Louisiana.
In July 2008 the working interest owner withheld $980,438 in Special Cost Escrow from the Offshore Louisiana Property. The South Pass 89 Special Cost Escrow is fully funded, based on the working interest owner’s most recent estimates, although those estimates remain subject to change.
Although Fee Lands Royalties for the month of July 2008 were $16,925, the working interest owner determined that it had overpaid the Trust’s Fee Lands Royalties for the May and June 2008 production months by approximately $25,000, and thus made no payment on the Fee Lands Royalties for the July production month.
The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust’s interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.
Corrections to Prior Monthly Data
The Trust also announced corrections today to certain financial data included in previously issued press releases. The corrections relate solely to recently reported monthly results for the South Pass 89, Offshore Louisiana and Fee Lands properties. The corrections do not involve the Trust’s interest in the Jay Field.

As required by the Conveyances relating to the Trust’s interests, the working interest owner provides monthly data to the Trust, which the Trust uses in the preparation of its press releases and in its financial statements. As a result of inquiries by the Trustee, the working interest owner recalculated its computation of the South Pass 89 and Offshore Louisiana gross proceeds, production costs, excess production costs and escrows, as well as the Fee Lands royalties, for the production months of April, May and June 2008, which had previously been reported in the Trust’s press releases issued in June, July and August 2008, respectively.
With respect to the South Pass 89 property, the corrections increase gross proceeds for April, May and June 2008 production by an aggregate of $778,455, and decrease the (cumulative) excess production costs through the June 2008 production month to $488,388.
With respect to the Offshore Louisiana property, the corrections decrease production costs for April, May and June 2008 production by $3,060,206, and decrease the (cumulative) excess production costs through the June 2008 production month to $10,937,144. The corrections also increase the amounts escrowed by the working interest owner for April, May and June 2008 production months by an aggregate of $1,181,130.
The following chart sets forth the revised monthly data provided to the Trustee by the working interest owner:

	PRODUCTION MONTH
	April		May		June
	Reported	Actual	Reported	Actual	Reported	Actual
South Pass 89
Gross Proceeds	$594,959	$594,959	$224,745	$641,278	$188,252	$550,174
Production Costs	$21,356	$21,151	$55,723	$56,077	$87,590	$87,944
Special Cost Escrow	$0	$0	$0	$0	$0	$0
Excess Production Costs	$1,631,125	$1,524,495	$1,469,578	$946,281	$1,375,651	$488,388

Offshore Louisiana
Gross Proceeds	$0	$0	$0	$0	$0	$0
Production Costs	$284,782	$284,149	$298,267	$298,267	$3,121,465	$61,892
Special Cost Escrow	$835,228	$835,227	$251,024	$883,532	$478,913	$1,027,535
Excess Production Costs	$10,478,963	$10,479,345	$10,825,255	$10,825,538	$13,996,332	$10,937,144

Fee Lands
Fee Lands Royalties	$16,373	$16,260	$48,284	$20,679	$18,197	$20,750
The dollar amounts stated in this press release relate the working interest owner’s interest in each property as a whole.
The Trust’s interest in these amounts is 50% for South Pass 89 and 90% for Offshore Louisiana.
The Trust is concurrently issuing corrected versions of the June, July and August 2008 press releases.
The Trust Agreement provides that the Trust will terminate in the event that net revenues, calculated as required by the Trust Agreement, fell below $5,000,000 for two successive years. Net revenues for 2007 were approximately $2.0 million, and net revenues for 2006 were approximately $2.1 million. Consequently, the Trust terminated effective December 31, 2007.
As a result of the termination of the Trust, the Trustee is in the process of selling the assets of the Trust for cash (unless authorized by the holders of a majority of the Units to sell such assets for non-cash consideration consisting of personal property) upon such terms as the Trustee, in its sole discretion, deems to be in the best interest of the Unit holders. After paying or making provision for all actual and contingent liabilities of the Trust, including fees of the Trustee, the Trustee will distribute all remaining cash as promptly as practicable. Despite the termination of the Trust, the Trustee will continue to act as Trustee for purposes of liquidating and winding up the affairs of the Trust. The Trustee does not expect to make any further monthly distributions to Unit holders in the interim period prior to the distribution of the proceeds of the sale of the Trust’s assets.
The Trustee anticipates that the sale of the Trust’s assets will be completed during 2008, although the sale could take longer. The Trustee has retained an investment banking firm to assist with the sale of the properties. If any asset required to be sold has not been sold within three years after the termination of the Trust, the Trustee will cause the asset to be sold at public auction to the highest cash bidder, and will mail notice of any such public auction to all Unit holders at least 30 days prior to any such auction. Except in connection with any proposed non-cash sale, no approval of the Unit holders will be required in connection with the sale of the Trust’s assets.
Subject to limitations set forth in the Trust Agreement, the Trustee is authorized to borrow funds if necessary to pay expenses of the Trust. If permitted, any such borrowings may be on a secured or unsecured basis. The Trustee is authorized by the Trust Agreement to borrow any such funds from itself or from any other person; however, no assurance can be given that the Trustee will be able to borrow money on terms the Trust considers reasonable or at all.
The Trustee intends to continue to make filings with the SEC as required and intends to continue to issue press releases or otherwise provide periodic updates to Unit holders on the status of the sale of the assets of the Trust to the extent it can reasonably do so.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(800) 852-1422
www.businesswire.com/cnn/lrt.htm